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                                    EXHIBIT 5.1

December 30, 1998

First Consulting Group, Inc.
111 W. Ocean Boulevard, 4th Floor
Long Beach, CA  90802

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by First Consulting Group, Inc. (the "Company") of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,270,500 shares of the Company's Common Stock, $.001 par value, (the "Shares") to be issued upon the exercise of stock options granted or available for grant pursuant to the Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan (the "Option Plan").

In connection with this opinion, we have examined the Registration Statement and related prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Option Plan, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:  /s/ Patrick A. Pohlen
     -------------------------------
     Patrick A. Pohlen